EX-99.4.a

AGREEMENT AND PLAN OF ACQUISITION

This AGREEMENT AND PLAN OF ACQUISITION (the “Agreement”), made as of this 16th day of June 2011, by and between Delaware Investments National Municipal Income Fund (“Acquiring Fund”), a statutory trust created under the laws of the Commonwealth of Massachusetts, with its principal place of business at 2005 Market Street, Philadelphia, Pennsylvania 19103, and Delaware Investments Arizona Municipal Income Fund, Inc. (“Acquired Fund”), a corporation created under the laws of the State of Minnesota, with its principal place of business also at 2005 Market Street, Philadelphia, Pennsylvania 19103.

PLAN OF ACQUISITION

The acquisition (hereinafter referred to as the “Acquisition”) will consist of: (i) the acquisition by Acquiring Fund of substantially all of the property, assets and goodwill of Acquired Fund in exchange solely for full and fractional shares of shares of beneficial interest, par value $0.01 per share, of Acquiring Fund (“Acquiring Fund Shares”); (ii) the pro rata distribution of Acquiring Fund Shares to the holders of Acquired Fund common stock (“Acquired Fund Shares”), according to their respective interests in complete liquidation of Acquired Fund; and (iii) the dissolution of Acquired Fund as soon as practicable after the closing (as referenced in Section 3 hereof, hereinafter called the “Closing”), all upon and subject to the terms and conditions of this Agreement hereinafter set forth.

AGREEMENT

In order to consummate the Acquisition and in consideration of the promises, covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto covenant and agree as follows:

1.	Sale and Transfer of Assets, Liquidation and Dissolution of Acquired Fund

(a)           Subject to the terms and conditions of this Agreement, and in reliance on the representations and warranties of Acquiring Fund herein contained, and in consideration of the delivery by Acquiring Fund of the number of Acquiring Fund Shares hereinafter provided, Acquired Fund agrees that it will sell, convey, transfer and deliver to Acquiring Fund at the Closing provided for in Section 3 all of the then existing assets of Acquired Fund as of the close of business (which hereinafter shall be, unless otherwise noted, the regular close of business of the NYSE Amex (“NYSE Amex”)) (“Close of Business”) on the valuation date (as defined in Section 3 hereof, hereinafter called the “Valuation Date”), free and clear of all liens, encumbrances, and claims whatsoever (but not including such restrictions as might arise under the Securities Act of 1933, as amended (the “1933 Act”) with respect to privately placed or otherwise restricted securities that Acquired Fund may have acquired in the ordinary course of business), except for cash, bank deposits, or cash equivalent securities in an estimated amount necessary (1) to pay Acquired Fund’s costs and expenses of carrying out this Agreement (including, but not limited to, fees of counsel and accountants, and expenses of its liquidation and dissolution contemplated hereunder), which costs and expenses shall be established on the books of Acquired Fund as liability reserves, (2) to discharge all of Acquired Fund’s Liabilities (as defined below) on its books at the Close of Business on the Valuation Date including, but not limited to, its income dividends and capital gains distributions, if any, payable for any period prior to, and through, the Close of Business on the Valuation Date and excluding those liabilities and obligations that would otherwise be discharged at a later date in the ordinary course of business, and (3) to pay such contingent liabilities as the directors of Acquired Fund shall reasonably deem to exist against Acquired Fund, if any, at the Close of Business on the Valuation Date, for which contingent and other appropriate liability reserves shall be established on the books of Acquired Fund (Acquired Fund’s assets less such amounts hereinafter referred to as Acquired Fund’s “Net Assets”).  Acquired Fund shall also retain any and all rights that it may have over and against any person that may have accrued up to and including the Close of Business on the Valuation Date.  Acquired Fund agrees to use commercially reasonable efforts to identify all of Acquired Fund’s liabilities, debts, obligations and duties of any nature, whether accrued, absolute, contingent or otherwise (“Liabilities”) prior to the Valuation Date and to discharge all such known Liabilities on or prior to the Valuation Date.  In no event will Acquiring Fund assume or otherwise be responsible for any Liabilities of Acquired Fund.

(b)           Subject to the terms and conditions of this Agreement, and in reliance on the representations and warranties of Acquired Fund herein contained, and in consideration of such sale, conveyance, transfer, and delivery, Acquiring Fund agrees at the Closing to deliver to Acquired Fund the number of Acquiring Fund Shares determined by: (A) dividing the net asset value per share of Acquired Fund Shares as of Close of Business on the Valuation Date by (B) the net asset value per share of Acquiring Fund Shares as of Close of Business on the Valuation Date, and (C) multiplying the result by the number of outstanding Acquired Fund Shares as of Close of Business on the Valuation Date.  All such values shall be determined in the manner and as of the time set forth in Section 2 hereof.

(c)           As soon as practicable following the Closing, Acquired Fund shall dissolve and distribute pro rata to Acquired Fund’s shareholders of record as of the Close of Business on the Valuation Date the Acquiring Fund Shares received by Acquired Fund pursuant to this Section, and all outstanding Acquired Fund Shares shall at that time be cancelled and considered no longer outstanding.  Such distribution shall be accomplished by the establishment of accounts on the share records of Acquiring Fund of the type and in the amounts due such shareholders pursuant to this Section 1 based on their respective holdings of Acquired Fund Shares as of the Close of Business on the Valuation Date.  Fractional shares of beneficial interest of Acquiring Fund shall be carried to the third decimal place.  No certificates representing shares of beneficial interest of Acquiring Fund will be issued to shareholders of Acquired Fund shares irrespective of whether such shareholders hold their Acquired Fund Shares in certificated form.

(d)           At the Closing, each outstanding certificate that prior to the Closing represented Acquired Fund Shares shall be cancelled and shall no longer evidence ownership thereof.

(e)           At the Closing, each holder of record of Acquired Fund Shares as of the record date shall have the right to receive any unpaid dividends and other distributions that were declared prior to the Closing, including any dividend or distribution declared pursuant to Section 9(e) hereof.

2.	Valuation

(a)           The value of the Acquired Fund’s Net Assets to be acquired by Acquiring Fund hereunder shall be computed as of the Close of Business on the Valuation Date in a manner consistent with the valuation procedures described in Acquired Fund’s registration statement on Form N-2 dated February 19, 1993, as such disclosures have been amended to date by any: (i) amendments to Acquired Fund’s registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”); (ii) press releases issued on behalf of the Acquired Fund; and (iii) annual or semi-annual reports of the Acquired Fund sent to shareholders pursuant to Section 30 of the Investment Company Act of 1940, as amended (the “1940 Act”) (such documents together, the “Acquired Fund Disclosure Documents”).

(b)           The value of Acquiring Fund’s Net Assets shall be computed as of the Close of Business on the Valuation Date in a manner consistent with the valuation procedures described in Acquiring Fund’s registration statement on Form N-2 dated February 19, 1993, as such disclosures have been amended to date by any: (i) amendments to Acquiring Fund’s registration statement filed with the SEC; (ii) press releases issued on behalf of Acquiring Fund; and (iii) annual or semi-annual reports of Acquiring Fund sent to shareholders pursuant to Section 30 of the 1940 Act (together, the “Acquiring Fund Disclosure Documents”).

(c)           The net asset value per Acquired Fund Share shall be determined to the third decimal place as of the Close of Business on the Valuation Date in a manner consistent with the valuation procedures described in the Acquired Fund Disclosure Documents.

(d)           The net asset value per Acquiring Fund Share shall be determined to the third decimal place as of the Close of Business on the Valuation Date in a manner consistent with the valuation procedures described in the Acquiring Fund Disclosure Documents.

3.           Closing and Valuation Date

The Valuation Date shall be June 17, 2011, or such other date as the parties may mutually agree.  The Closing shall take place at the principal office of Acquiring Fund, 2005 Market Street, Philadelphia, Pennsylvania 19103 at approximately 5:00 p.m., Eastern Time, on the Valuation Date.  Notwithstanding anything herein to the contrary, in the event that on the Valuation Date (a) the NYSE Amex shall be closed to trading or trading thereon shall be restricted or (b) trading or the reporting of trading on such exchange or elsewhere shall be disrupted so that, in the judgment of either Fund, accurate appraisal of the value of the net assets of either Fund is impracticable, the Valuation Date shall be postponed until the first business day after the day when trading shall have been fully resumed without restriction or disruption, reporting shall have been restored and accurate appraisal of the value of the net assets of each Fund is practicable in the judgment of both Funds.  Acquired Fund shall have provided for delivery as of the Closing of its then-current Net Assets to Acquiring Fund’s Custodian, The Bank of New York Mellon, One Wall Street, New York, NY 10286.  Acquired Fund shall deliver at the Closing a list (which may be in electronic form) of names and addresses of the holders of record of Acquired Fund Shares, and the number of full and fractional Acquired Fund Shares owned by each such holder, indicating thereon which such Acquired Fund Shares are represented by outstanding certificates and which by book-entry accounts, all as of the Close of Business on the Valuation Date, certified by its transfer agent or by its President or Vice-President to the best of their knowledge and belief.  Acquiring Fund shall provide evidence satisfactory to Acquired Fund in such manner as Acquired Fund may reasonably request that such shares of beneficial interest of Acquiring Fund have been registered in an open account on the books of Acquiring Fund.

4.	Representations and Warranties by Acquired Fund

Acquired Fund represents and warrants to Acquiring Fund that:

(a)           Acquired Fund is a corporation created under the laws of the State of Minnesota on December 29, 1992, and is validly existing and in good standing under the laws of that State.  Acquired Fund is duly registered under the 1940 Act as a closed-end management investment company.  Such registration is in full force and effect as of the date hereof and will be in full force and effect as of the Closing.

(b)           Acquired Fund is authorized to issue up to 200 million shares of common stock, with par value of $0.01 per share.  Each outstanding Acquired Fund Share is validly issued, fully paid, non-assessable and has full voting rights.

(c)           The financial statements appearing in Acquired Fund’s Annual Report to Shareholders for the fiscal year ended March 31, 2011, audited by PricewaterhouseCoopers, LLC, copies of which have been delivered to Acquiring Fund, and any unaudited financial statements since that date, copies of which may be furnished to Acquiring Fund, fairly present the financial position of Acquired Fund as of the date indicated, and the results of its operations for the period indicated, in conformity with generally accepted accounting principles applied on a consistent basis.

(d)           The books and records of Acquired Fund, including FIN 48 work papers and supporting statements, made available to Acquiring Fund and/or its counsel are true and correct in all material respects and contain no material omissions with respect to the business and operations of Acquired Fund.

(e)           The statement of assets and liabilities to be furnished by Acquired Fund as of the Close of Business on the Valuation Date for the purpose of determining the number of shares of beneficial interest of Acquiring Fund to be issued pursuant to Section 1 hereof will accurately reflect the Net Assets of Acquired Fund and outstanding shares of beneficial interest, as of such date, in conformity with generally accepted accounting principles applied on a consistent basis.

(f)           At the Closing, Acquired Fund will have good and marketable title to all of the securities and other assets shown on the statement of assets and liabilities referred to in subsection (e) above, free and clear of all liens or encumbrances of any nature whatsoever except such restrictions as might arise under the 1933 Act with respect to privately placed or otherwise restricted securities that Acquired Fund may have acquired in the ordinary course of business and such imperfections of title or encumbrances as do not materially detract from the value or use of the assets subject thereto, or materially affect title thereto.

(g)           Acquired Fund has the necessary corporate power and corporate authority to conduct its business as such business is now being conducted.

(h)           Acquired Fund is not a party to or obligated under any provision of its Articles of Incorporation, By-Laws, or any material contract or any other material commitment or obligation, and is not subject to any order or decree, that would be violated by its execution of or performance under this Agreement.

(i)           Acquired Fund has full corporate power and corporate authority to enter into and perform its obligations under this Agreement, subject to approval of this Agreement by Acquired Fund’s shareholders.  Except as provided in the immediately preceding sentence, the execution, delivery and performance of this Agreement have been validly authorized, and this Agreement constitutes a legal, valid and binding obligation enforceable against Acquired Fund in accordance with its terms, subject as to enforcement to the effects of bankruptcy, insolvency, reorganization, arrangement among creditors, moratorium, fraudulent transfer or conveyance, other similar laws of general applicability relating to or affecting creditor’s rights, and to general equity principles.

(j)           Acquired Fund is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

(k)           Acquired Fund does not have any unamortized or unpaid organizational fees or expenses.  There is no inter-corporate indebtedness existing between Acquired Fund and Acquiring Fund that was issued, acquired, or will be settled at a discount.

(l)           Acquired Fund has elected to be treated as a regulated investment company (“RIC”) for federal income tax purposes under Part I of Subchapter M of the Code. Acquired Fund is a “fund” as defined in Section 851(g)(2) of the Code, has qualified as a RIC for each taxable year since its inception and will qualify as a RIC as of the Closing, has no earnings and profits accumulated in any taxable year to which the provisions of Subchapter M of the Code (or the corresponding provisions of prior law) did not apply, and consummation of the Acquisition will not cause it to fail to be qualified as a RIC as of the Closing.

(m)           Acquired Fund will declare on or prior to the Valuation Date, a dividend or dividends that, together with all previous such dividends, shall have the effect of distributing to its shareholders (i) all of Acquired Fund’s investment company taxable income (computed without regard to any deduction for dividends paid), if any, for the taxable year ended March 31, 2011 and substantially all of such investment company taxable income for any short taxable year beginning on April 1, 2011 and ending on the date of Closing (the “short taxable year”), (ii) at least 90% of the excess, if any, of Acquired Fund’s interest income excludible from gross income under Section 103(a) of the Code over its deductions disallowed under Sections 265 and 171(a)(2) of the Code for the taxable year ended March 31, 2011 and at least 90% of such net tax-exempt income for the short taxable year, and (iii) all of Acquired Fund’s net capital gains recognized in its taxable year ended March 31, 2011 and substantially all of any such capital gain recognized in the short taxable year (in each case after reduction for any capital loss carry-over).

5.           Representations and Warranties by Acquiring Fund

Acquiring Fund represents and warrants to Acquired Fund that:

(a)           Acquiring Fund is a trust created under the laws of the Commonwealth of Massachusetts on December 29, 1992, and is validly existing and in good standing under the laws of that Commonwealth.  Acquiring Fund is duly registered under the 1940 Act as a closed-end, management investment company.  Such registration is in full force and effect as of the date hereof and will be in full force and effect as of the Closing.

(b)           Acquiring Fund is authorized to issue an unlimited number of Acquiring Fund Shares, with par value of $0.01.  Each outstanding share of Acquiring Fund is fully paid, non-assessable and has full voting rights.  The Acquiring Fund Shares to be issued pursuant to Section 1 hereof will, upon their issuance, be validly issued and fully paid and non-assessable and have full voting rights.  Acquiring Fund shall as of the Closing have made all filings, including listing applications, and obtained any consents required from the NYSE Amex to issue and list for trading the Acquiring Fund Shares to be issued pursuant to Section 1 hereof.

(c)           At the Closing, the Acquiring Fund Shares to be issued pursuant to this Agreement will be eligible for offering to the public in those states of the United States and jurisdictions in which the Acquired Fund Shares are presently eligible for offering to the public.  There are a sufficient number of Acquiring Fund Shares registered under the 1933 Act so as to complete the exchange contemplated by this Agreement.

(d)           The financial statements appearing in Acquiring Fund’s Annual Report to Shareholders for the fiscal year ended March 31, 2011, audited by PricewaterhouseCoopers, LLC, copies of which have been delivered to Acquired Fund, and any unaudited financial statements since that date, copies of which may be furnished to Acquiring Fund, fairly present the financial position of Acquired Fund as of the date indicated, and the results of its operations for the period indicated, in conformity with generally accepted accounting principles applied on a consistent basis.

(e)           The statement of assets and liabilities of Acquiring Fund to be furnished by Acquiring Fund as of the Close of Business on the Valuation Date for the purpose of determining the number of shares of beneficial interest of Acquiring Fund to be issued pursuant to Section 1 hereof will accurately reflect the net assets of Acquiring Fund and outstanding shares of beneficial interest, as of such date, in conformity with generally accepted accounting principles applied on a consistent basis.

(f)           At the Closing, Acquiring Fund will have good and marketable title to all of the securities and other assets shown on the statement of assets and liabilities referred to in subsection (d) above, free and clear of all liens or encumbrances of any nature whatsoever except such restrictions as might arise under the 1933 Act with respect to privately placed or otherwise restricted securities that Acquiring Fund may have acquired in the ordinary course of business and such imperfections of title or encumbrances as do not materially detract from the value or use of the assets subject thereto, or materially affect title thereto.

(g)           Acquiring Fund has the necessary trust power and trust authority to conduct its business as such business is now being conducted.

(h)           Acquiring Fund is not a party to or obligated under any provision of its Agreement and Declaration of Trust, By-Laws, or any material contract or any other material commitment or obligation, and is not subject to any order or decree, that would be violated by its execution of or performance under this Agreement.

(i)           Acquiring Fund has full trust power and trust authority to enter into and perform its obligations under this Agreement, subject to approval of the issuance of common shares by Acquiring Fund’s shareholders.  Except as provided in the immediately preceding sentence, the execution, delivery and performance of this Agreement have been validly authorized, and this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, subject, as to enforcement, to the effect of bankruptcy, insolvency reorganization, arrangements among creditors, moratorium, fraudulent transfer or conveyance, and other similar laws of general applicability relating to or affecting creditor’s rights and to general equity principles.

(j)           Acquiring Fund is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(k)           The books and records of Acquiring Fund, including FIN 48 work papers and supporting statements, made available to Acquired Fund and/or its counsel are true and correct in all material respects and contain no material omissions with respect to the business and operations of Acquiring Fund.

(l)           Acquiring Fund has elected to treat itself as a RIC for federal income tax purposes under Part I of Subchapter M of the Code. Acquiring Fund is a “fund” as defined in Section 851(g)(2) of the Code, has qualified as a RIC for each taxable year since its inception, and will qualify as a RIC as of the Closing, has no earnings and profits accumulated in any taxable year to which the provisions of Subchapter M of the Code (or the corresponding provisions of prior law) did not apply, and consummation of the Acquisition will not cause it to fail to be qualified as a RIC as of the Closing.

6.	Representations and Warranties by Acquired Fund and Acquiring Fund

Each Fund represents and warrants to the other that:

(a)           There are no legal, administrative or other proceedings or investigations against it, or, to its knowledge, threatened against it, that would materially affect its financial condition or its ability to consummate the Acquisition.  It is not charged with or, to its knowledge, threatened with, any violation or investigation of any possible violation of any provisions of any federal, state or local law or regulation or administrative ruling relating to any aspect of its business.

(b)           There are no known actual or proposed deficiency assessments with respect to any taxes payable by it.

(c)           It has duly and timely filed all Tax (as defined below) returns and reports (including information returns), which are required to be filed by such Fund, and all such returns and reports accurately state the amount of Tax owed for the periods covered by the returns, or, in the case of information returns, the amount and character of income required to be reported by such Fund.  The Fund has paid or made provision and properly accounted for all Taxes (as defined below) due or properly shown to be due on such returns and reports.  The amounts set up as provisions for Taxes in the books and records of the Fund as of the Close of Business on the Valuation Date will, to the extent required by generally accepted accounting principles, be sufficient for the payment of all Taxes of any kind, whether accrued, due, absolute, contingent or otherwise, which were or which may be payable by the Fund, as appropriate, for any periods or fiscal years prior to and including the Close of Business on the Valuation Date, including all Taxes imposed before or after the Close of Business on the Valuation Date that are attributable to any such period or fiscal year.  No return filed by the Fund is currently being audited by the Internal Revenue Service or by any state or local taxing authority.  As used in this Agreement, “Tax” or “Taxes” means all federal, state, local and foreign (whether imposed by a country or political subdivision or authority thereunder) income, gross receipts, excise, sales, use, value added, employment, franchise, profits, property, ad valorem or other taxes, stamp taxes and duties, fees, assessments or charges, whether payable directly or by withholding, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (foreign or domestic) with respect thereto.  To its knowledge, there are no levies, liens or encumbrances relating to Taxes existing, threatened or pending with respect to the assets of the Fund.

(d)           All information provided by the Fund for inclusion in, or transmittal with, the Form N-14 filing contemplated by this Agreement shall not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(e)           Except in the case of the shareholder approval required by each Fund to complete the Acquisition, no consent, approval, authorization or order of any court or governmental authority, or of any other person or entity, is required for the consummation of the Acquisition, except as may be required by the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the 1940 Act, the rules of NYSE Amex, state securities laws, Minnesota corporate law, or Massachusetts trust laws, including, in the case of each of the foregoing, the rules and regulations thereunder.

7.	Covenants of Acquired Fund

(a)           Acquired Fund covenants to operate the business of Acquired Fund as presently conducted between the date hereof and the Closing.

(b)           Acquired Fund undertakes that Acquired Fund will not acquire the Acquiring Fund Shares for the purpose of making distributions thereof other than to Acquired Fund’s shareholders.

(c)           Acquired Fund covenants that as of the Closing, all of Acquired Fund’s federal and other Tax returns and reports required by law to be filed on or before such date shall have been filed and all federal and other Taxes shown as due on said returns either shall have been paid or adequate liability reserves shall have been provided for the payment of such Taxes.

(d)           Acquired Fund will at the Closing provide Acquiring Fund with:

(1)           A statement of the respective tax basis and holding period of all investments to be transferred by Acquired Fund to Acquiring Fund.

(2)           A copy (which may be in electronic form) of the shareholder ledger accounts including, without limitation, the name, address and taxpayer identification number of each shareholder of record, the number of shares of beneficial interest held by each shareholder, the dividend reinvestment elections applicable to each shareholder, and the backup withholding and nonresident alien withholding certifications, notices or records on file with Acquired Fund with respect to each shareholder, for all of the shareholders of record of Acquired Fund as of the Close of Business on the Valuation Date, who are to become holders of Acquiring Fund Shares as a result of the Acquisition, certified by its transfer agent or its President or its Vice-President to the best of their knowledge and belief.

(3)           All FIN 48 work papers and supporting statements pertaining to the Acquired Fund.

(e)           Prior to the Closing, the Board of Directors of Acquired Fund shall have called, and Acquired Fund shall have held, a meeting of Acquired Fund’s shareholders to consider and vote upon this Agreement and Acquired Fund shall take all other actions reasonably necessary to obtain shareholder approval of the Acquisition.  Acquired Fund agrees to mail to each shareholder of record entitled to vote at such meeting, in sufficient time to comply with requirements as to notice thereof, a Combined Proxy Statement and Prospectus that complies in all material respects with the applicable provisions of Section 14(a) of the 1934 Act and Section 20(a) of the 1940 Act, and the rules and regulations promulgated thereunder.

(f)           Acquired Fund shall supply to Acquiring Fund, at the Closing, the statement of the assets and liabilities described in Section 4(e) of this Agreement in conformity with the requirements described in such Section.

(g)           As promptly as practicable, but in any case within sixty days after the date of Closing, Acquired Fund shall furnish Acquiring Fund, in such form as is reasonably satisfactory to Acquiring Fund, a statement of the earnings and profits of Acquired Fund for federal income tax purposes that will be carried over by Acquiring Fund as a result of Section 381 of the Code, and which shall have been certified by Acquired Fund’s Treasurer.

(h)           Acquired Fund undertakes that, after the Acquisition is consummated, it will dissolve its corporate existence, file an application pursuant to Section 8(f) of the 1940 Act for an order declaring that it has ceased to be an investment company and take the necessary actions, including making the necessary filings, to withdraw its shares from listing on those stock exchanges on which the Acquired Fund Shares are listed as of the Closing Date.

(i)           As soon as is reasonably practicable after the Closing, Acquired Fund will make one or more liquidating distributions to its shareholders consisting of the Acquiring Fund Shares received at the Closing, as set forth in Section 1(c) hereof.

8.           Covenants of Acquiring Fund

(a)           Acquiring Fund covenants that the shares of beneficial interest of Acquiring Fund to be issued and delivered to Acquired Fund pursuant to the terms of Section 1 hereof shall have been duly authorized as of the Closing and, when so issued and delivered, shall be registered under the 1933 Act, validly issued, and fully paid and non-assessable, and no shareholder of Acquiring Fund shall have any statutory or contractual preemptive right of subscription or purchase in respect thereof, other than any rights created pursuant to this Agreement.

(b)           Acquiring Fund covenants to operate the business of Acquiring Fund as presently conducted between the date hereof and the Closing.

(c)           Acquiring Fund covenants that by the Closing, all of Acquiring Fund’s federal and other Tax returns and reports required by law to be filed on or before such date shall have been filed and all federal and other Taxes shown as due on said returns shall have either been paid or adequate liability reserves shall have been provided for the payment of such Taxes.

(d)           Acquiring Fund shall at the Closing supply to Acquired Fund the statement of assets and liabilities described in Section 5(e) of this Agreement in conformity with the requirements described in such Section.

(e)           Acquiring Fund shall prior to the Closing have filed with the SEC a Registration Statement on Form N-14 under the 1933 Act (“Registration Statement”), relating to the Acquiring Fund Shares to be issued pursuant hereto, and shall have used its best efforts to provide that such Registration Statement becomes effective as promptly as practicable.  At the time such Registration Statement becomes effective, it (i) complied in all material respects with the applicable provisions of the 1933 Act, the 1934 Act and the 1940 Act, and the rules and regulations promulgated thereunder; and (ii) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  At the time the Registration Statement becomes effective, at the time of Acquired Fund’s shareholders’ meeting, and at the Closing, the prospectus and statement of additional information included in the Registration Statement did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f)           The Board of Trustees of Acquiring Fund shall call, and Acquiring Fund shall prior to the Closing have held, a Special Meeting of Acquiring Fund’s shareholders to consider and vote upon the issuance of common shares in connection with this Agreement, and Acquiring Fund shall take all other actions reasonably necessary to obtain approval of the Acquisition.  Acquiring Fund agrees to mail to each shareholder of record entitled to vote at such meeting, in sufficient time to comply with requirements as to notice thereof, a proxy statement that complies in all material respects with the applicable provisions of Section 14(a) of the 1934 Act and Section 20(a) of the 1940 Act, and the rules and regulations promulgated thereunder.

9.	Conditions Precedent to be Fulfilled by Acquired Fund and Acquiring Fund

The obligations of Acquired Fund and Acquiring Fund to effectuate this Agreement hereunder shall be subject to the following respective conditions:

(a)           That (1) all the representations and warranties of the other party contained herein shall be true and correct in all material respects as of the Closing with the same effect as though made as of and at such date; (2) the other party shall have performed all obligations required by this Agreement to be performed by it at or prior to the Closing; and (3) the other party shall have delivered to such party a certificate signed by the President or Vice-President and by the Secretary or equivalent officer to the foregoing effect.

(b)           That the other party shall have delivered to such party a copy of the resolutions approving this Agreement adopted by the other party’s Board of Trustees or Directors, certified by the Secretary or equivalent officer.

(c)           That the SEC shall not have issued an unfavorable advisory report under Section 25(b) of the 1940 Act, nor instituted nor threatened to institute any proceeding seeking to enjoin the consummation of the Acquisition under Section 25(c) of the 1940 Act, and no other legal, administrative or other proceeding shall be instituted or threatened that would materially and adversely affect the financial condition of either party or that would prohibit the Acquisition.

(d)           That this Agreement and the Acquisition, including for Acquiring Fund the issuance and listing of additional Acquiring Fund Shares, shall have been approved by any required or appropriate action of the shareholders of each Fund in accordance with its organizational documents and applicable law.

(e)           That Acquired Fund shall have declared a dividend or dividends on or prior to the Valuation Date that, together with all previous distributions, shall have the effect of distributing to its shareholders (i) all of Acquired Fund’s investment company taxable income (computed without regard to any deduction for dividends paid), if any, for the taxable year ended March 31, 2011 and substantially all of such investment company taxable income for any short taxable year beginning on April 1, 2011 and ending on the date of Closing (the “short taxable year”), (ii) at least 90% of the excess, if any, of Acquired Fund’s interest income excludible from gross income under Section 103(a) of the Code over its deductions disallowed under Sections 265 and 171(a)(2) of the Code for the taxable year ended March 31, 2011 and at least 90% of such net tax-exempt income for the short taxable year, and (iii) all of Acquired Fund’s net capital gains recognized in its taxable year ended March 31, 2011 and substantially all of any such capital gain recognized in the short taxable year (in each case after reduction for any capital loss carry-over).

(f)           That all required consents of other parties and all other consents, orders and permits of federal, state and local authorities (including those of the SEC, NYSE Amex and state Blue Sky securities authorities, including any necessary “no-action” positions or exemptive orders from such authorities) to permit consummation of the transaction contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve risk of material adverse effect on the assets and properties of a Fund.

(g)           That prior to or at the Closing, each Fund shall receive an opinion from Stradley Ronon Stevens & Young, LLP (“SRSY”) to the effect that, provided the Acquisition is carried out in accordance with the applicable laws of the State of Minnesota and Commonwealth of Massachusetts, this Agreement and in accordance with customary representations provided by Acquired Fund and Acquiring Fund with regard to matters of fact in certificates delivered to SRSY:

(1)           The acquisition by the Acquiring Fund of substantially all of the assets of Acquired Fund in exchange solely for Acquiring Fund Shares, followed by the distribution by Acquired Fund to its shareholders of the Acquiring Fund Shares in complete liquidation of Acquired Fund, should qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and Acquiring Fund and Acquired Fund each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code;

(2)           No gain or loss will be recognized by Acquired Fund upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for the Acquiring Fund Shares pursuant to Section 361(a) and Section 357(a) of the Code, except that Acquired Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code;

(3)           No gain or loss will be recognized by Acquiring Fund upon the receipt by it of substantially all of the assets of Acquired Fund in exchange solely for the Acquiring Fund Shares pursuant to Section 1032(a) of the Code;

(4)           No gain or loss will be recognized by Acquired Fund upon the distribution of the Acquiring Fund Shares to its shareholders in complete liquidation of Acquired Fund pursuant to Section 361(c)(1) of the Code.

(5)           The tax basis of the assets of Acquired Fund received by Acquiring Fund will be the same as the tax basis of these assets in the hands of Acquired Fund immediately prior to the exchange pursuant to Section 362(b) of the Code;

(6)           The holding period of the assets of Acquired Fund received by Acquiring Fund will include the period during which such assets were held by Acquired Fund pursuant to Section 1223(2) of the Code;

(7)           No gain or loss will be recognized by the shareholders of Acquired Fund upon the exchange of their Acquired Fund Shares solely for the Acquiring Fund Shares (including fractional shares to which they may be entitled), pursuant to Section 354(a) of the Code;

(8)           The aggregate tax basis of the Acquiring Fund Shares to be received by each shareholder of Acquired Fund (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of the Acquired Fund Shares exchanged therefor pursuant to Section 358(a)(1) of the Code;

(9)           The holding period of the Acquiring Fund Shares to be received by each shareholder of Acquired Fund (including fractional shares to which they may be entitled) will include the holding period of the Acquired Fund Shares surrendered in exchange therefor, provided that the shareholder held the Acquired Fund Shares as a capital asset on the date of the Acquisition pursuant to Section 1223(l) of the Code; and

(10)           Acquiring Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Department of Treasury (the “Treasury Regulations”)) the items of Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code, and the Treasury Regulations.

Such opinion shall contain such limitations as shall be in the opinion of Stradley Ronon appropriate to render the opinions expressed therein.  Notwithstanding anything herein to the contrary, neither Acquiring Fund nor Acquired Fund may waive the conditions set forth in this paragraph 9(g).

(h)           That Acquiring Fund shall have received an opinion in form and substance reasonably satisfactory to it from SRSY, counsel to Acquired Fund, to the effect that, subject in all respects to the effects of bankruptcy, insolvency, arrangement among creditors, moratorium, fraudulent transfer or conveyance, and other similar laws of general applicability relating to or affecting creditor’s rights and to general equity principles:

(1)           Acquired Fund is in good standing under the laws of the State of Minnesota;

(2)           Acquired Fund is a closed-end investment company of the management type registered as such under the 1940 Act;

(3)           Such counsel does not know of any material suit, action, or legal or administrative proceeding pending or threatened against Acquired Fund, the unfavorable outcome of which would materially and adversely affect Acquired Fund;

(4)           To such counsel’s knowledge, no consent, approval, authorization or order of any court, governmental authority or agency is required for the consummation by Acquired Fund of the Acquisition, except such as have been obtained under the 1933 Act, the 1934 Act, the 1940 Act, and Minnesota laws (including, in the case of each of the foregoing, the rules and regulations thereunder) and such as may be required under state securities laws;

(5)           Neither the execution, delivery nor performance of this Agreement by Acquired Fund violates any provision of its Articles of Incorporation, its By-Laws, or the provisions of any agreement or other instrument known to such counsel to which Acquired Fund is a party or by which Acquired Fund is otherwise bound; and

(6)           This Agreement has been validly authorized and executed by Acquired Fund and represents the legal, valid and binding obligation of Acquired Fund and is enforceable against Acquired Fund in accordance with its terms.

In giving the opinions set forth above, SRSY may state that it is relying on certificates of the officers of Acquired Fund with regard to matters of fact and certain certifications and written statements of governmental officials with respect to the good standing of Acquired Fund.

(i)           That Acquired Fund shall have received an opinion in form and substance reasonably satisfactory to it from SRSY, counsel to Acquiring Fund, to the effect that, subject in all respects to the effects of bankruptcy, insolvency, arrangement among creditors, moratorium, fraudulent transfer or conveyance, and other similar laws of general applicability relating to or affecting creditor’s rights and to general equity principles:

(1)           Acquiring Fund is in good standing under the laws of the Commonwealth of Massachusetts;

(2)           Acquiring Fund is a closed-end investment company of the management type registered as such under the 1940 Act;

(3)           Such counsel does not know of any material suit, action, or legal or administrative proceeding pending or threatened against Acquiring Fund, the unfavorable outcome of which would materially and adversely affect Acquiring Fund;

(4)           The shares of beneficial interest of Acquiring Fund to be issued pursuant to the terms of Section 1 hereof, when issued and delivered as provided in this Agreement, will have been validly issued and fully paid and will be non-assessable by Acquiring Fund, and to such counsel’s knowledge, no shareholder has any preemptive right to subscription or purchase in respect thereof other than any rights that may be deemed to have been granted pursuant to this Agreement;

(5)           To such counsel’s knowledge, no consent, approval, authorization or order of any court, governmental authority or agency is required for the consummation by Acquiring Fund of the Acquisition, except such as have been obtained under the 1933 Act, the 1934 Act, the 1940 Act, and Massachusetts laws (including, in the case of each of the foregoing, the rules and regulations thereunder) and such as may be required under state securities laws;

(6)           Neither the execution, delivery nor performance of this Agreement by Acquiring Fund violates any provision of its Agreement and Declaration of Trust, its By-Laws, or the provisions of any agreement or other instrument known to such counsel to which Acquiring Fund is a party or by which Acquiring Fund is otherwise bound; and

(7)           This Agreement has been validly authorized and executed by Acquiring Fund and represents the legal, valid and binding obligation of Acquiring Fund and is enforceable against Acquiring Fund in accordance with its terms.

In giving the opinions set forth above, SRSY may rely on certificates of the officers of Acquiring Fund with regard to matters of fact and certain certifications and written statements of governmental officials with respect to the good standing of Acquiring Fund.

(j)           That Acquiring Fund’s Registration Statement with respect to the shares of beneficial interest of Acquiring Fund to be delivered to Acquired Fund’s shareholders in accordance with Section 1 hereof shall be effective, and no stop order suspending the effectiveness of the Registration Statement or any amendment or supplement thereto, shall have been issued prior to the Closing or shall be in effect at the Closing, and no proceedings for the issuance of such an order shall be pending or threatened on that date.

(k)           That the shares of beneficial interest of Acquiring Fund to be delivered in accordance with Section 1 hereof shall be eligible for sale by Acquiring Fund with each state commission or agency with which such eligibility is required in order to permit the shares lawfully to be delivered to each Acquired Fund shareholder.

(l)           That at the Closing, Acquired Fund transfers to Acquiring Fund aggregate Net Assets of Acquired Fund comprising at least 90% in fair market value of the total net assets and 70% in fair market value of the total gross assets recorded on the books of Acquired Fund at the Close of Business on the Valuation Date.

10.           Fees and Expenses       The expenses of entering into and carrying out the provisions of this Agreement, whether or not consummated, shall be borne 40% by Delaware Management Company, a series of Delaware Management Business Trust, and 30% by each Fund.

11.	Termination; Waiver; Order

(a)           Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Acquisition abandoned at any time (whether before or after shareholder approval thereof) by the mutual consent of both Funds or by either Fund if any condition precedent to its obligations set forth in Section 9 has not been fulfilled or waived.

(b)           If the Acquisition has not been consummated by December 31, 2011, this Agreement shall automatically terminate on that date, unless a later date is agreed to by both Funds.

(c)           In the event of termination of this Agreement pursuant to the provisions hereof, the Agreement shall become void and have no further effect, and there shall not be any liability on the part of either Fund or persons who are their trustees, officers, agents or shareholders in respect of this Agreement.

(d)           At any time prior to the Closing, any of the terms or conditions of this Agreement may be waived by whichever Fund is entitled to the benefit thereof.

(e)            The respective representations, warranties and covenants contained in Sections 4 through 8 hereof shall expire with, and be terminated by, the consummation of the Acquisition, and neither Acquired Fund nor Acquiring Fund, nor any of their officers, trustees, agents or shareholders shall have any liability with respect to such representations or warranties after the Closing.  This provision shall not protect any officer, trustee, agent or shareholder of Acquired Fund or Acquiring Fund against any liability to the entity for which that officer, trustee, agent or shareholder so acts or to its shareholders to which that officer, trustee, agent or shareholder would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties in the conduct of such office.

(f)           If any order or orders of the SEC with respect to this Agreement shall be issued prior to the Closing which shall impose any terms or conditions that are determined by action of the Board of Directors of Acquired Fund and the Board of Trustees of Acquiring Fund to be acceptable, such terms and conditions shall be binding as if a part of this Agreement without further vote or approval of the shareholders of either Fund, unless such further vote is required by applicable law or by mutual consent of the parties.

12.	Liability of Acquiring Fund and Acquired Fund

(a)      Each party acknowledges and agrees that all obligations of Acquiring Fund under this Agreement are binding only with respect to Acquiring Fund; that any liability of Acquiring Fund under this Agreement or in connection with the Acquisition shall be discharged only out of the assets of Acquiring Fund; and that Acquired Fund shall not seek satisfaction of any such obligation or liability from the shareholders, trustees, officers, employees or agents of Acquiring Fund, or any of them.

(b)      Each party acknowledges and agrees that all obligations of Acquired Fund under this Agreement are binding only with respect to Acquired Fund; that any liability of Acquired Fund under this Agreement or in connection with the Acquisition shall be discharged only out of the assets of Acquired Fund; and that Acquiring Fund shall not seek satisfaction of any such obligation or liability from the shareholders, trustees, officers, employees or agents of Acquired Fund, or any of them.

13.           Final Tax Returns and Forms 1099 of Acquired Fund

(a)           After the Closing, Acquired Fund shall or shall cause its agents to prepare any federal, state or local Tax returns, including any Forms 1099, required to be filed by Acquired Fund with respect to Acquired Fund’s final taxable year ending with its complete liquidation and for any prior periods or taxable years and shall further cause such Tax returns and Forms 1099 to be duly filed with the appropriate taxing authorities.

(b)           Notwithstanding the provisions of Section 1 hereof, any expenses incurred by Acquired Fund (other than for payment of Taxes) in connection with the preparation and filing of said Tax returns and Forms 1099 after the Closing shall be borne by Acquired Fund to the extent such expenses have been or should have been accrued by Acquired Fund in the ordinary course without regard to the Acquisition contemplated by this Agreement; any excess expenses shall be borne by Delaware Management Company, a series of Delaware Management Business Trust, at the time such Tax returns and Forms 1099 are prepared.

14.           Cooperation and Exchange of Information

Acquiring Fund and Acquired Fund will provide each other and their respective representatives with such cooperation, assistance and information as either of them reasonably may request of the other in filing any Tax returns, amended return or claim for refund, determining a liability for Taxes, or in determining the financial reporting of any tax position, or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes.  Each party or their respective agents will retain for a period of six (6) years following the Closing all returns, schedules and work papers and all material records or other documents relating to Tax matters and financial reporting of tax positions of Acquired Fund and Acquiring Fund for its taxable period first ending after the Closing and for all prior taxable periods.

15.	Entire Agreement and Amendments

This Agreement embodies the entire agreement between the parties and there are no agreements, understandings, restrictions, or warranties between the parties other than those set forth herein or herein provided for.  This Agreement may be amended only by mutual consent of the parties in writing.  Neither this Agreement nor any interest herein may be assigned without the prior written consent of the other party.

16.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts together shall constitute but one instrument.

17.           Notices

Any notice, report, or demand required or permitted by any provision of this Agreement shall be in writing and shall be deemed to have been given if delivered or mailed, first class postage prepaid, addressed to Acquired Fund or Acquiring Fund at 2005 Market Street, Philadelphia, PA  19103, Attention: Secretary.

18.           Governing Law

This Agreement shall be governed by and carried out in accordance with the laws of the State of Delaware.

19.           Effect of Facsimile Signature

A facsimile signature of an authorized officer of a party hereto on this Agreement and/or any transfer document shall have the same effect as if executed in the original by such officer.

IN WITNESS WHEREOF, Acquired Fund and Acquiring Fund have each caused this Agreement and Plan of Acquisition to be executed on its behalf by its duly authorized officers, all as of the day and year first-above written.

Delaware Investments Arizona Municipal Income Fund, Inc.

By: /s/ Richard J. Salus
Richard J. Salus
Senior Vice President and Chief Financial Officer

Delaware Investments National Municipal Income Fund

By:/s/ Richard J. Salus
Richard J. Salus
Senior Vice President and Chief     Financial Officer